[LETTERHEAD OF NOSSAMAN, GUTHNER, KNOX & ELLIOTT, LLP]

Exhibit 5

August 27, 2002

Via U.S. Mail

The Newhall Land and Farming Company
(a California Limited Partnership)
23823 Valencia Boulevard
Valencia, California 91335

Re:    Subsequent Listing Application of 1,720,000 Depositary Units

Ladies and Gentlemen:

        In connection with your subsequent listing application of 1,720,000 Depositary Units of The Newhall Land and Farming Company (a California Limited Partnership) ("Company") with the New York Stock Exchange, we advise you that, in our opinion, when such Depositary Units have been issued and sold pursuant to the provisions of the Company's 2002 Equity Compensation Plan and in accordance with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, ("Act") such Depositary Units will be duly-authorized, validly-issued, fully-paid and non-assessable with no personal liability attaching to the ownership thereof except as may otherwise be provided for in the California Revised Limited Partnership Act and Section 5.1 of the Company's Limited Partnership Agreement.

        The Company is in the process of registering the Depositary Units with the Securities and Exchange Commission on Form S-8 pursuant to the Act. We hereby consent to the filing of this opinion as an exhibit to the Subsequent Listing Application.

Respectfully submitted,
/s/ Nossaman, Guthner, Knox & Elliott, LLP